Exhibit 3.1

CERTIFICATE OF DESIGNATION, NUMBER, VOTING POWER, PREFERENCES AND RELATIVE, PARTICIPATING, OPTION OR OTHER SPECIAL RIGHTS, AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF, OF THE SERIES OF PREFERRED STOCK TO BE DESIGNATED.

SERIES C PREFERRED STOCK

OF

KLOTHO NEUROSCIENCES, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted on March 4, 2026, by the Board of Directors of Klotho Neurosciences, Inc., a Delaware corporation (hereinafter referred to as the “Corporation”), pursuant to authority conferred upon the Board of Directors by the provisions of the Certificate of Incorporation of the Corporation and in accordance with the provisions of the General Corporation Law of the State of Delaware:

RESOLVED that pursuant to authority expressly granted to and vested in this Board of Directors of the Corporation in accordance with the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the issuance of a series of 50,000 shares of the 100,000,000 shares of Preferred Stock which the Corporation now has authority to issue, be and the same hereby is, authorized, and this Board of Directors hereby fixes the designations, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the designations, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock) as follows:

1. Designation. There shall be a series of Preferred Convertible Stock designated as “Series C Preferred Stock” (the “Series C Preferred Stock”) and the number of shares constituting that series shall be 50,000.

2. Voting. (a) No Voting Rights Prior to Stockholder Approval. Notwithstanding anything to the contrary contained in this Certificate of Designation, until Stockholder Approval (as defined below) has been obtained by the Corporation, the shares of Series C Preferred Stock shall have no voting rights whatsoever and the holders of Series C Preferred Stock shall not be entitled to vote such shares on any matter submitted to the stockholders of the Corporation.

(b) Voting Following Stockholder Approval. Upon the Corporation obtaining Stockholder Approval, the holders of Series C Preferred Stock shall vote together with the holders of Common Stock and any other class or series of capital stock entitled to vote thereon as a single class on all matters submitted to a vote of stockholders of the Corporation. Each share of Series C Preferred Stock shall entitle the holder thereof to a number of votes equal to the number of shares of Common Stock (including fractions thereof) into which such share of Series C Preferred Stock is then convertible.

(c) Definition of Stockholder Approval. For purposes of this Certificate of Designation, “Stockholder Approval” means the approval of the Corporation’s stockholders, at a special or annual meeting of the stockholders, as required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor exchange on which the Common Stock is listed), including approval of: (i) the issuance of shares of Common Stock upon conversion of the Series C Preferred Stock and (ii) the voting rights of the Series C Preferred Stock on an as-converted basis.

3. Dividends. (a) The holders of shares of the Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Corporation legally available therefor, dividends on an as-converted basis, pari passu with all holders of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such stock).

(b) Each fractional share of Series C Preferred Stock outstanding shall be entitled to a ratably proportionate amount of any dividends or other distributions made with respect to each outstanding share of Series C Preferred Stock, and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding share of Series C Preferred Stock.

(c) Notwithstanding anything to the contrary contained herein, the Corporation shall not issue any shares of Common Stock (or securities convertible into or exercisable for Common Stock) as payment of dividends on the Series C Preferred Stock, or otherwise pursuant to this Certificate of Designation, to the extent that such issuance would require stockholder approval under the applicable rules of the Nasdaq Stock Market unless Stockholder Approval has been obtained by the Corporation.

4. Liquidation. (a) In the event of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the assets of the Corporation to the holders of Common Stock or any other class or series of capital stock ranking junior to the Series C Preferred Stock with respect to liquidation, an amount per share equal to the amount that would have been received by such holder if the shares of Series C Preferred Stock had been converted into shares of Common Stock immediately prior to the consummation of such liquidation, plus an amount equal to any accumulated and unpaid dividends to the date of payment (whether or not declared) (the “Liquidation Preference”).

(b) If, upon such voluntary or involuntary liquidation, dissolution or winding up of the Corporation’s affairs, the assets of the Corporation legally available for distribution to the Corporation’s stockholders are insufficient to pay the full amount of the liquidation preference on all outstanding shares of Series C Preferred Stock and the corresponding amounts payable on all shares of each other class or series of capital stock of the Corporation ranking, as to rights to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series C Preferred Stock, then the holders of the Series C Preferred Stock and each such other class or series of capital stock of the Corporation ranking, as to rights to the distribution of assets upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series C Preferred Stock will share ratably in any distribution of assets in proportion to the full liquidation preference to which they would otherwise be respectively entitled. In any such distribution, the “liquidation preference” of any holder of the Corporation’s capital stock other than the Series C Preferred Stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on the Corporation’s assets available for such distribution), including an amount equal to any declared but unpaid dividends in the case of any holder or stock on which dividends accrue on a non-cumulative basis and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not earned or declared, as applicable.

(c) Holders of Series C Preferred Stock will be entitled to written notice of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no fewer than thirty (30) days prior to the payment date. Such notice shall include the anticipated payment date, the liquidation preference amount payable per share, and instructions for making claims.

The consolidation, merger or other business combination of the Corporation with or into any other entity or the sale, lease, transfer or conveyance of all or substantially all of the assets, property or business of the Corporation will not be deemed to constitute a liquidation, dissolution or winding up of the Corporation for purposes of Section 4.

5. Conversions. Upon the Corporation obtaining Stockholder Approval, the holders of shares of Series C Preferred Stock shall have the following conversion rights:

(a) Right to Convert. Subject to the terms and conditions of this Section 5, a holder of any share or shares of Series C Preferred Stock shall have the right, at its option, at any time after of the Corporation has received Stockholder Approval, to convert each of its shares of Series C Preferred Stock into 42,554 shares of fully paid and nonassessable shares of Common Stock (the “Conversion Ratio”), subject to adjustment as provided in this Section 5. Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series C Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series C Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued. The Corporation shall also permit conversion through book-entry or electronic means in accordance with the procedures established by the Corporation’s transfer agent. Notwithstanding anything to the contrary contained herein, prior to the Corporation obtaining Stockholder Approval, the shares of Series C Preferred Stock shall not be convertible into shares of Common Stock.

(b) Issuance of Certificates. Promptly after the receipt of the written notice referenced to in subsection 5(a) and surrender of the certificate or certificates for the share or shares or Series C Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series C Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Ratio shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series C Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

(c) Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of Series C Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends declared and unpaid on the shares of Series C Preferred Stock surrendered for conversion to the date upon which such conversion is deemed to take place as provided in subsection 4(b), but no payment or adjustment shall be made on account of any accrued dividends that have not been declared. In case the number of shares of Series C Preferred Stock represented by the certificate or certificates surrendered pursuant to subsection 5(a) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series C Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this subsection 5(c), be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series C Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation.

(d) Subdivision or Combination of Common Stock. If the Corporation shall at any time or from time to time effect (i) a subdivision of the outstanding Common Stock (also known as a forward stock split) or (ii) a combination of the outstanding Common Stock into a smaller number of shares (also known as a reverse stock split), the Conversion Ratio in effect immediately before such event shall be proportionately adjusted so that the number of shares of Common Stock issuable upon conversion of each share of Series C Preferred Stock shall be increased in the case of a subdivision and decreased in the case of a combination, in each case in proportion to the change in the aggregate number of shares of Common Stock outstanding.

(e) Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then as it condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a shares or Series C Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series C Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of Conversion Ratio) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

(f) Notice of Adjustment. Upon any adjustment of the Conversion Ratio, then in each such case the Corporation shall give written notice thereof, by delivery in person, certified or mail, return receipt requested or e-mail addressed to each holder of shares of Series C Preferred Stock at the address of such holder as shown on the books of the Corporation, which notices shall state the Conversion Ratio resulting from such adjustment, setting forth, in reasonable detail the method upon which such calculation is based.

(g) Other Notices. In case at any time:

(1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders or its Common Stock;

(2) there shall be any capital reorganization or reclassification of the capital stock of the Corporation or a consolidation or merger of the Corporation with or into another entity or entities. or a sale, lease, abandonment, transfer or other disposition of all or substantially all its assets; or

(3) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by delivery in person, certified mail, return receipt requested or e-mail to each holder of any shares of Series C Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 20 days’ prior written notice of the date on which the books of the Corporation shall close or a shall be taken for such dividend distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, least 20 days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription right the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

(h) Limitations on Conversion. Subsequent to Stockholder Approval and notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by a holder upon conversion shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), does not exceed 9.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the U.S. Exchange Act and the rules and regulations promulgated thereunder. By written notice to the Company, the Holder may waive the provisions of this Section 10(a) as to itself but any such waiver will not be effective until the 61st day after delivery thereof and such waiver shall have no effect on any other holder.

(i) Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series C Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series C Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue the issue there and without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Ratio in effect at the time. The Corporation will take all such action as may be necessary to assure that such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Ratio if the total number of shares of Common Stock issued and issuable after such action upon conversion of Series C Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Certificate of Incorporation.

(j) No Reissuance of Series C Preferred Stock. Shares of Series C Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

(k) Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series C Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series C Preferred Stock which is being converted.

(l) Definition of Common Stock. As used in this Section 4 the term “Common Stock” shall mean and include the Corporation’s authorized Common Stock par value $.0001 per share, as constituted on the date of filing of these terms of the Series C Preferred Stock and shall also include any capital stock of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the its rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, provided the shares of Common Stock receivable upon conversion of shares of Series C Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date filing of this instrument, or in case of any reorganization or reclassification of standing outstanding shares thereof, the stock, securities or assets provided for in subsection 5(e).

6. Amendments. No provision of these terms of the Series C Preferred Stock may be amended, modified or waived without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series C Preferred Stock.

IN WITNESS WHEREOF, Klotho Neurosciences, Inc. has caused this certificate to be signed and its corporate seal to be hereunto affixed on this 4th day of March, 2026.

KLOTHO NEUROSCIENCES, INC.

By:	/s/ Joseph Sinkule
Name:	Joseph Sinkule
Title:	Chief Executive Officer